Exhibit 99.1

Fibrocell Science Reports Fourth Quarter and Full Year 2014 Financial and Operating Results

•	Significant progress advancing gene therapy candidate for recessive dystrophic epidermolysis bullosa (RDEB), a devastating and progressive orphan skin disease -

•	Phase II clinical trial progressing for vocal cord scarring -

•	Company to Host Conference Call and Webcast, Today at 8:30 a.m. EDT -
EXTON, PA - March 13, 2015 - Fibrocell Science, Inc. (NASDAQ: FCSC), an autologous cell therapy company primarily focused on developing first-in-class treatments for rare and serious skin and connective tissue diseases with high unmet medical needs, today reported financial results for the fourth quarter and fiscal year ended December 31, 2014. Fibrocell will host a conference call and webcast today at 8:30 a.m. EDT.
“We have made great progress advancing our pipeline and we are continuing this momentum going forward,” said David Pernock, Chairman and Chief Executive Officer of Fibrocell. “In collaboration with Intrexon Corporation (NYSE: XON), a leader in synthetic biology, we expect to submit an investigational new drug application (IND) with the U.S. Food and Drug Administration (FDA) in mid-2015 for our recessive dystrophic epidermolysis bullosa (RDEB) gene therapy candidate, GM-HDF-COL7 (genetically-modified human dermal fibroblast, collagen VII). We will also continue to advance development of our gene therapy program for linear scleroderma, a chronic, debilitating autoimmune disease.”
“Our most advanced clinical program in Phase II for vocal cord scarring is progressing. Our goal is to complete this Phase II trial with data from 20 patients. Toward that end, we have currently enrolled 22 patients and will continue to recruit to allow for any potential discontinuations that may occur during the course of the trial. Patients suffering from this serious condition experience significantly distorted voices or even complete loss of voice, dramatically impacting their ability to communicate. Our treatment approach could have a significant impact in helping to restore these patients’ voices.”
Fourth Quarter 2014 and Early 2015 Highlights

•
Fibrocell was notified by the Recombinant DNA Advisory Committee (RAC), a subsidiary of the National Institutes of Health governing gene therapy, that the review was completed of Fibrocell’s submission for GM-HDF-COL7, Fibrocell’s RDEB gene therapy product candidate. Based on that review, Fibrocell is not required to appear before the RAC committee as its submission did not raise any issues warranting further review. Fibrocell remains on track to file an IND application with the FDA and initiate clinical testing later this year.

•
Fibrocell received an IND application allowance from the FDA permitting Fibrocell to proceed with development of a cell therapy treatment for amputee stump skin to prevent prosthesis abandonment. Fibrocell plans to proceed with a clinical study pending award of a grant from the U.S. Department of Defense.

Financial Results
Quarter ended December 31, 2014 compared to quarter ended December 31, 2013
For the quarterly period ended December 31, 2014, Fibrocell reported a basic net loss of $0.08 per share, compared to a basic net loss of $0.15 per share for the same period in 2013. Revenues for each of the fourth quarters of 2014 and 2013 were insignificant. Fibrocell used $6.8 million in cash for operations during the fourth quarter of 2014, as compared to $4.0 million in the fourth quarter of 2013.
Operating loss was $6.2 million for the quarter ended December 31, 2014 as compared to $5.7 million for the same period in 2013. The increase of $0.5 million was due primarily to increases in selling, general and administrative expenses and research and development expenses of $0.3 million and $1.2 million, respectively, offset by a decrease in cost of sales of $0.9 million.
Selling, general and administrative expenses for the quarter ended December 31, 2014 were $2.5 million, as compared to $2.2 million for the same period in 2013. The $0.3 million increase was due primarily to an increase of $0.5 million in facilities and related expense and other due to increases in repairs and maintenance costs and office and other general expenses and an increase in severance costs in the fourth quarter of 2014 of $0.2 million, offset by decreases of $0.3 million in professional fees and $0.1 million in compensation.

Research and development expenses for the quarterly period ended December 31, 2014 were $3.3 million, as compared to $2.1 million for the same period in 2013. The $1.2 million increase was due primarily to an increase of $0.7 million in indirect lab costs due to the 2014 implementation of a standard cost system which resulted in the allocation of manufacturing and quality costs not related to commercial sales to research and development expense, a $0.3 million increase in costs associated with our RDEB preclinical program, and a $0.2 million increase in costs associated with our Phase II clinical trial for vocal cord scarring.

Twelve months ended December 31, 2014 compared to twelve months ended December 31, 2013
For the twelve months ended December 31, 2014, Fibrocell reported a basic net loss of $0.63 per share, compared to a basic net loss of $1.06 per share for the same period in 2013. Revenues for the twelve months of 2014 and 2013 were insignificant. Fibrocell used $22.3 million in cash for operations during 2014, as compared to $20.1 million for the comparable period in 2013.
Operating loss was $30.0 million for the twelve months of 2014 compared to $30.5 million for the same period in 2013. The decrease of $0.5 million was due to primarily to a decrease in cost of sales of $5.2 million, and offset by increases in selling, general and administrative expenses and research and development expenses of $2.2 million and $2.4 million, respectively.
Selling, general and administrative expenses were $11.6 million, an increase of $2.2 million compared to the twelve months ended December 30, 2013. Compensation and related expense increased approximately $0.9 million, due primarily to $0.5 million in employee bonuses, $0.2 million in severance costs, increased salaries of $0.1 million and increased stock compensation of $0.1 million. Professional fees increased approximately $0.7 million, primarily due to the $0.4 million in accounting and audit related costs for our warrant restatement project in the second quarter of fiscal 2014 and an increase of $0.3 million in temporary staffing costs. Legal fees increased approximately $0.4 million due to negotiations with respect to our corporate contracts as well as the warrant restatement project. Facilities and related expense and other increased approximately $0.4 million due to a $0.3 million increase in repairs and maintenance costs and a $0.1 million increase in office and other general expenses. These increases were offset by a decrease of marketing expense of $0.2 million due to the de-emphasis on sales of our commercial product, LAVIV®.
Research and development expenses for the twelve months ended December 31, 2014 were $16.2 million, as compared to $13.8 million for the same period in 2013. The $2.4 million increase primarily relate to an increase of $2.1 million in indirect lab costs and other expenses due to the 2014 implementation of a standard cost system which resulted in the allocation of manufacturing and quality costs not related to commercial sales to research and development expense, a $0.2 million increase in total direct costs and $0.1 million increase in other indirect costs.
Cash and cash equivalents totaled $37.5 million as of December 31, 2014 compared to $60.0 million on December 31, 2013. Cash was used primarily to fund core business initiatives.
Conference Call and Webcast
The conference call may be accessed by dialing 855-877-0343 for domestic callers and 678-509-8772 for international callers. Please specify to the operator that you would like to join the "Fibrocell Science Fourth Quarter and Full Year 2014 Financial Results Call, conference ID#: 84694384." The conference call will be webcast live under the investor relations section of  Fibrocell's website at www.fibrocellscience.com/investors/events-and-presentations/, and will be archived there for 30 days following the call. Please visit Fibrocell's website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.
About Fibrocell Science, Inc.
Fibrocell Science, Inc. (NASDAQ: FCSC) is an autologous cell therapy company primarily focused on developing first-in-class treatments for rare and serious skin and connective tissue diseases with high unmet medical needs. Working in collaboration with Intrexon Corporation (NYSE: XON), a leader in synthetic biology, Fibrocell is developing gene therapies for orphan skin diseases using gene-modified autologous fibroblasts as the delivery vehicle. Fibrocell’s lead gene therapy, orphan drug program is in late-stage pre-clinical development for the treatment of RDEB (recessive dystrophic epidermolysis bullosa). Fibrocell’s second gene therapy program is focused on developing a treatment for linear scleroderma. Fibrocell is also pursuing medical applications for its proprietary autologous fibroblast technology, azficel-T. Currently, Fibrocell is in a Phase II clinical trial for vocal cord scarring. For additional information, visit www.fibrocellscience.com.
Forward-Looking Statements
This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, among others, statements we make regarding our development strategy, timing and potential advantages of our product candidates.

These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of Fibrocell’s control. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) uncertainties relating to the initiation and completion of clinical trials; and (ii) whether clinical trial results will validate and support the safety and efficacy of our product candidates, as well as those set forth under the caption “Item 1A. Risk Factors” in Fibrocell’s most recent Form 10-K filing.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. In addition, Fibrocell operates in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, you should not place any reliance on forward-looking statements as a prediction of actual results. Fibrocell disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statement. You are also urged to carefully review and consider the various disclosures in Fibrocell’s most recent annual report on Form 10-K, our most recent Form 10-Q as well as other public filings with the SEC since the filing of Fibrocell’s most recent annual report.
# # #

Investor Relations Contact:
Karen Casey
Fibrocell Science, Inc.
405 Eagleview Boulevard
Exton, PA 19341
(484) 713-6133
kcasey@fibrocellscience.com

Fibrocell Science, Inc.
Selected Financial Information
(unaudited)

Consolidated Statement of Operations:

	Three months ended December 31, 2014	Three months ended December 31, 2013	Year ended December 31, 2014	Year ended December 31, 2013
($ in thousands, except per share and share data)

Revenue from product sales	$56	$44	$180	$200
Cost of sales	460	1,392	2,312	7,501
Gross loss	(404)	(1,348)	(2,132)	(7,301)
Selling, general and administrative expense	2,511	2,177	11,623	9,440
Research and development expense	3,252	2,126	16,199	13,762
Operating loss	(6,167)	(5,651)	(29,954)	(30,503)
Other income (expense):
Warrant revaluation income (expense)	2,795	(93)	3,930	(1,053)
Other income	(2)	—	368	—
Interest income	2	2	6	2
Loss before income taxes	(3,372)	(5,742)	(25,650)	(31,554)
Income tax expense	—	—	—	—
Net loss	$(3,372)	$(5,742)	$(25,650)	$(31,554)

Per share information:

Net loss per share
Basic	$(0.08)	$(0.15)	$(0.63)	$(1.06)
Diluted	$(0.09)	$(0.15)	$(0.70)	$(1.12)
Weighted average number of basic common shares outstanding	40,856,815	39,584,342	40,789,445	29,830,207
Weighted average number of diluted common shares outstanding	40,943,184	39,990,469	40,969,399	30,196,616

Fibrocell Science, Inc.
Selected Financial Information
(unaudited)

Selected Consolidated Balance Sheet Data:

($ in thousands)	December 31, 2014	December 31, 2013

Assets
Current assets:
Cash and cash equivalents	$37,495	$60,033
Accounts receivable, net	4	28
Inventory	571	597
Prepaid expenses and other current assets	1,278	1,202
Total current assets	39,348	61,860
Property and equipment, net	1,598	1,701
Intangible assets, net	4,687	5,238
Other assets	1	215
Total assets	$45,634	$69,014

Liabilities and Stockholder’s Equity
Total current liabilities	$3,493	$3,593
Warrant liability, long term	11,008	15,216
Other long term liabilities	724	539
Total liabilities	15,225	19,348
Total stockholder’s equity	30,409	49,666
Total liabilities and stockholder’s equity	$45,634	$69,014

Selected Consolidated Statement of Cash Flows Data:

	Year ended December 31,
($ in thousands)	2014	2013

Net cash used in operating activities	$(22,296)	$(20,075)
Net cash used in investing activities	$(242)	$(360)
Net cash provided by financing activities	$—	$49,122